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On February 14, 2013, the Chairman, President and Chief Executive Officer of H. J. Heinz Company (the “Company”) and Alex Behring, Managing Partner of 3G Capital, held a joint press conference.  A transcript of the press conference follows.

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CORPORATE  PARTICIPANTS

Bill Johnson H.J. Heinz Company - Chairman, President & CEO
Alex Behring 3G Capital - Managing Partner

CONFERENCE  CALL  PARTICIPANTS

Drew Singer Thomson Reuters - Media
Keith James KDKA Radio - Media
Dave Bondy WPXI-TV - Media
Kaitlin Riley Pittsburgh Post Gazette - Media
Bob Mayo WTAE-TV - Media
Teresa Lindeman Pittsburgh Post Gazette - Media
Harold Hayes KDKA-TV - Media
Malia Spencer Pittsburgh Business Times - Media

PRESENTATION

Unidentified Participant

Good morning, everyone. Before we start because we are taking (inaudible) make sure everyone has their cell phones off. The second thing is when we do Q&A if you want to ask a question you need to introduce yourself (technical difficulty). Okay? With that I will turn it over to Bill.

Bill Johnson - H.J. Heinz Company - Chairman, President & CEO

Welcome and thank you for being here today for what is a truly historic moment for the H.J. Heinz Company, our shareholders, our 32,000 employees around the world, our customers, our global consumers and for the great city of Pittsburgh where the Heinz brand was first born.

Heinz has entered into a definitive agreement to be acquired by an investment group led by Berkshire Hathaway and 3G Capital, two names with stellar reputations for doing the right thing for and with the businesses they own.

Doing the right thing has been a credo of the H.J. Heinz Company since Henry J. Heinz introduced his first product in 1869. And that simple premise that served us so well for all of these years has led to today's exciting announcement about a new partnership and a new platform for growing our great Company.

Under terms of the agreement Heinz shareholders will receive $72.50 in cash per share, that's a 19% premium to our all-time high share price and a 30% premium to our one-year average share price. It also represents almost 14 times EBITDA and over a 30% premium to our 10-year EBITDA average.

Given this value and following a comprehensive review, our Board has unanimously approved this transaction. The deal will deliver a substantial return for shareholders and ensure our commitment to Pittsburgh.

Upon closing of this unprecedented transaction, Heinz will become a private enterprise. At $28 billion this will be the largest acquisition of any company in the history of the food business.

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Our shareholders are being well rewarded as this transaction is occurring from a position of strength after 30 consecutive quarters of organic top-line growth and an all time record market cap. It's a great complement to all who have contributed to the success of this Company.

More than a decade ago we began a journey of transforming Heinz from a US centric food company into a global powerhouse with a more focused portfolio of strong brands and advantaged categories. With two-thirds of our sales now generated outside of the United States and 25% of our sales in emerging markets, the Company has built significant global reach and capabilities.

Today's announcement confirms the value of what we have achieved and the strength of the platform we have built for continued superior performance. This new chapter will be filled with many opportunities for Heinz to further expand our global reach, further strengthen our competitive position and create new opportunities for our employees.

I'm thrilled to share this news today for a variety of reasons. First, we have succeeded in adding tremendous value for our shareholders on top of an already historic high share price that has climbed steadily during the past four years since the global financial crisis of 2008, recently reaching more than $60 per share.

Prior to today's announcement we have delivered cumulative total shareholder returns of 133% since 2006. At the agreed price of $72.50 total shareholder return since 2006 would be a superior 177%. This is a terrific achievement on all fronts.

Secondly, this is clearly a moment to reflect on what we have accomplished in the past and the opportunities that lie ahead for our iconic brands. There are reasons for the value of Heinz shares today, among them are great brands, our unique emerging markets platform, our global platform of products with number one or number two share positions in more than 50 countries, and most importantly, the strength and capabilities of our people.

We are regularly recognized in the United States for doing the right thing. Forbes magazine called us one of the most trustworthy companies in America for our transparency in accounting and record of prudent management. And just a few months ago the American Customer Satisfaction Index once again ranked Heinz number one in customer satisfaction among all food manufacturers for a record 13th consecutive year. This enduring success reflects our employee's dedication to making exceptional products that consistently satisfy consumers.

Heinz is a perennial leader in our industry because we focus every day on meeting the consumer's appetite for premium quality, great tasting convenient foods that deliver value. Quite simply the opportunity to build upon this incredible platform and strengthen our world leading brands will be greatly facilitated by the proposed new structure in our position as a private company.

The deal provides Heinz with more flexibility and as a private company we can be even more focused, more competitive, more nimble and benefit from much faster decision-making.

On behalf of our Board members and shareholders I would like to publicly thank both Berkshire Hathaway and 3G Capital who by their offer have acknowledged our success and the value of the Heinz brand and our global portfolio of businesses. We look forward to partnering with them in what I know will be an exciting new chapter in the history of Heinz.

Berkshire Hathaway, led by the person that many refer to as the world's greatest investor, Warren Buffett, owns leading businesses across a variety of industries. 3G Capital is a global investment firm focused on long-term value creation with a particular emphasis on building and expanding great brands like Burger King and Budweiser. We cannot ask for a better endorsement in leadership than to have these highly respected individuals and their organizations behind the Heinz brand in the years to come.

Finally we are mindful of how we got here. Heinz has always been a company that has honored and leveraged our values and heritage. I believe that becoming a privately held food company allows us to deepen our roots in Pittsburgh and build more loyalty around our great brands.

With an appreciation of this Company's long-held values and relationships around the world, Berkshire Hathaway and 3G Capital have pledged to maintain Pittsburgh as Heinz's headquarters. The people of this region have contributed greatly to the success of Heinz over the decades.

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Similarly, our employees outside of Pittsburgh in offices, factories and warehouses around the globe represent us with distinction in all the communities where we operate. Therefore our agreement also calls for ongoing philanthropic support of community initiatives and related programs, sponsorships and goodwill.

We have invested wisely over many years of being a responsible corporate citizen, committed to safe practices, environmental stewardship and giving back to the community -- this will not change. While our ownership will change the great Heinz brand name will remain along with the people and product consumers around the world have come to trust and love.

While we are engaged in closing this transaction we are keeping focused on our business in every respect before we begin our new chapter as a private company, Heinz shareholders and regulatory agencies must approve this deal. We anticipate the transaction will close sometime in the third quarter of calendar 2013.

This is a great day for Heinz shareholders, employees, customers and consumers. I have worked for Heinz for 31 years and, like many of our colleagues, I'm exhilarated about what we do every day and I'm even more thrilled about the possibilities that lie ahead.

Alex Behring, Managing Director -- Managing Partner of 3G Capital, will share his perspective on Heinz, how we got here today and why this transaction is such a great event in so many ways. Following Alex's remarks we will accept questions from the press in the room. Thank you and with that I will turn it over to Alex.

Alex Behring - 3G Capital - Managing Partner

Thank you, Bill, and thanks again for inviting me to be here today. Good morning. I was very excited coming into Pittsburgh today and seeing Heinz Stadium and being reminded that this is a city of champions. I think this is a historic day for the food industry, this is a landmark transaction which I think will be a win for the Company, its employees, its customers, its shareholders and the investors in the long run as well.

I think that the reasons that led us to start the conversations with Heinz that led to this transaction are simple and will come as no surprise to anyone. I mean first we are very excited about the brand. As Bill just said, it's a truly global brand, it has incredible consumer perception around the world and it is really a powerhouse brand.

Number two, the position the Company is in, the enviable position that Heinz is in in the food industry on a global basis being generally number one or number two in a variety of categories that are attractive, growing and that position obviously -- it brings me to the third reason that we were excited -- we are so excited to do this is the people.

Because the Company did not get to this position -- not having gotten to this position without the great work that was done in this Company in particularly the last 15 years under your leadership, Bill, where this Company really was very, very successful. I'm not even going to mention the numbers that he just did which speak for themselves, but it was really, really a remarkable run that put the Company in this position.

It also goes without saying how pleased and how honored we are to be partners with Berkshire Hathaway, which obviously does not require any introduction. And it was refreshing earlier this week on Monday when Bill and I had the pleasure of eating lunch with Warren Buffett in Omaha to see someone of his extraordinary accomplishments and stature, to see how it excited he really is with the prospects of this business and how much he admires Bill, admires the brand and the Company.

As Bill mentioned, we and our partners at 3G have been involved in a variety of consumer companies, more recently Burger King for 24 years and what today is Anheuser-Busch InBev. And we're really all about long-term value creation; we really are committed to strong brands on a global basis and we are continuously searching for excellence in everything that we are involved in.

And I think as we hopefully are proud now to be part of the path forward here at Heinz, that we are very excited to be a part of that. And obviously, as Bill remarked earlier, we are very proud of the Company's Pittsburgh heritage. This Company has been around for 140 years approximately here.

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And so we are committed to keeping the headquarters here in Pittsburgh and to continue to be involved with Heinz Stadium and the community. That is all I had to say. Thank you for your attention and I guess we open for questions, Mike?

Unidentified Participant

Before we do that, in order to really indoctrinate you to Pittsburgh, we have (multiple speakers) a terrible towel. And the good news is this is in the right color. And I am sure Dan Rooney will see this and immediately call me and say, no, it is supposed to be gold and I'm saying it is red for Heinz ketchup.

Alex Behring - 3G Capital - Managing Partner

Thank you so much.

Unidentified Participant

And your nine year old daughter I'm sure is going to take this away immediately.

Alex Behring - 3G Capital - Managing Partner

Isabel will like this, I'm sure.

Unidentified Participant

(Inaudible) questions use the microphone and introduce yourself so that people on the call can know who you are.

QUESTIONS  AND  ANSWERS

Drew Singer - Thomson Reuters - Media

Drew Singer, Thomson Reuters. Good morning. 3G has been associated with some aggressive cost cutting measures in the past. Is that a strategy we are likely to see here? And if so in what areas have you identified?

Alex Behring - 3G Capital - Managing Partner

I think that we have been involved with a variety of deals in the past, some of them had a lot of cost optimization and opportunities and efficiency and some of that and didn't. And I think here it is very early to say; I think we're just getting involved and have several months ahead of us to get to understand the team and the people.

And this certainly is a company that if you were to compare and contrast with some of the businesses that we got involved with in the past, this is a company that is doing extremely well as it is and has been doing extremely well for a number of years prior to our involvement.

Keith James - KDKA Radio - Media

Keith James, KDKA Radio. Mr. Johnson, when did this deal start and who sought whom?

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Bill Johnson - H.J. Heinz Company - Chairman, President & CEO

It started actually almost eight weeks ago this week when Alex and Jorge Lemann, one of his partners, visited me. We had dinner -- actually I thought they were coming to have dinner with me because they own Burger King and they were a customer and they were unhappy. Turns out they were a happy customer and that led to further conversations.

We did not solicit this, they came to me unsolicited. But as a public company when they visited us we have a fiduciary responsibility to follow up on this. Shortly thereafter we had additional conversations and then a proposal was -- we sent in a proposal that we then took to the Board and the Board has worked diligently to sort of evaluate this over the last 60 days.

I think it really began in earnest about six weeks ago and we have been working diligently and assiduously over the last six weeks with the Board and with the other side to get at today's announcement.

Dave Bondy - WPXI-TV - Media

Dave Bondy, WPXI-TV here in Pittsburgh to Mr. Behring. There are a lot of legislators, local leaders in the community, workers and even residents who want the guarantee that Heinz will stay in Pittsburgh. Words are sometimes meaningless; what guarantee can you give this community?

Alex Behring - 3G Capital - Managing Partner

So we have said that publicly, a variety of businesses. Warren Buffett has said it publicly and it is on the merger agreement.

Bill Johnson - H.J. Heinz Company - Chairman, President & CEO

It's in the contract, which is about as strong as it can get. And that Warren Buffett Monday gave us his assurances that he had absolutely no interest in this Company leaving Pittsburgh.

Alex Behring - 3G Capital - Managing Partner

Neither do we.

Kaitlin Riley - Pittsburgh Post Gazette - Media

Kaitlin Riley, Pittsburgh Post Gazette. Just a follow up on that question, because you did mention that this might deepen the roots this Company has in Pittsburgh. What change, if any, will people here see now that -- once this merger is completed?

Bill Johnson - H.J. Heinz Company - Chairman, President & CEO

Well, I think initially you won't see any change. I mean I think Pittsburgh has been Heinz's home since 1869 and we will continue to honor our commitments in Pittsburgh. You will still see Heinz Field, you will still see Heinz Chapel, you will still see Heinz involved with a number of things.

I think over time -- I think to further your question, I think over time what you will see is hopefully a growing platform for substantial global growth. I think one of the things that interested 3G and Mr. Buffett in moving into Heinz was the ability to use this as a platform to sort of get bigger around the global food industry. And Pittsburgh obviously being our headquarters, that would benefit Pittsburgh over a period of time.

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But I think initially, and I probably think even a year from now you won't see anything that really will change your view of Pittsburgh. We will simply not be listed in the papers every day under the stock tables. But we will continue to be here and continue to be very much involved with the community.

Kaitlin Riley - Pittsburgh Post Gazette - Media

Regarding jobs, will there be a change in the number of jobs Heinz has here?

Bill Johnson - H.J. Heinz Company - Chairman, President & CEO

I think it's too early to say. And as Alex said earlier, we have not had those discussions yet, but long-term it could go the other way, long-term we may have more jobs here as the business gets bigger. So again I think the thing you all have to keep in mind that makes this different than most situations is this Company is being acquired from a position of strength.

I mean our stock has been at an all-time high, we have had 30 consecutive quarters of organic top-line growth -- I mean, this Company has never been stronger. That doesn't mean there won't be changes going forward, but I think ultimately this will be a platform for really doing bigger and better things in this industry.

It is interesting, as an aside, that if you look at the market today a number of our peer companies are trading up on the news about us, and I will leave implications of that to your own judgment and discretion. But I do think that our goal here is to make this a bigger even more global company. And I think that is a goal we share with 3G and with Mr. Buffett.

Bob Mayo - WTAE-TV - Media

Bob Mayo, WTAE-TV here in Pittsburgh. You had meetings with some employees locally here earlier today. What is being conveyed to employees? What can you tell them right now, the families of employees that are listening, number one? And number two, what changes if any are ahead for benefits, for pensions, for working relationships with employees here?

Bill Johnson - H.J. Heinz Company - Chairman, President & CEO

Well, I met with employees, Mr. Behring was not in the meeting with employees. I met with employees this morning in what turned out for me to be a very emotional meeting. If you talk to my employees I think I spent about half the time in tears and the other half telling jokes. And it is a very emotional day.

Having said that, I also told the employees that certainly over the next four or five months before this initiative closes that there will be no changes, that they will continue to be expected to perform their jobs as usual, that business will continue to run the way it has been run, that leadership won't change.

And I think beyond that I said to them the more value we create as employees, the more opportunities we identify I think the safer people will be. And I also said to them that there are certain things I couldn't comment on because I don't know the answer to it, and that is one of them.

I don't know long-term what the employment situation will be. We have 1,200 people in Pittsburgh between our North American operations and our world headquarters operation. And I think given the fact that we are remaining in Pittsburgh and we have a desire to grow I think there can be some assurances that a number of people are going to remain committed to this Company and employed by this Company. But I think beyond that it is just too early to comment because we just don't know.

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Teresa Lindeman - Pittsburgh Post Gazette - Media

Teresa Lindeman, Pittsburg Post-Gazette. You have long been a target of speculation about takeover opportunity. So why take this offer? Why listen this time?

Bill Johnson - H.J. Heinz Company - Chairman, President & CEO

Well again, I think the business is being acquired for the purposes of taking it private, Teresa, and then to use as a global platform from which to build a bigger and better business. The offer was such that I simply felt compelled to take it to the Board as part of my fiduciary responsibilities and the Board really takes over in this process.

And the Board hired outside representation and outside advisors on their own. The Company had representatives and advisors also working on this. And I think the Board finally concluded that the value opportunity for the shareholders was just too great to pass up. I mean this is the largest transaction in the history of global food business -- I mean think about that for a minute, it puts it in perspective.

And secondly, one of the things we agreed on at the very outset was I told them that Pittsburgh was nonnegotiable, that Pittsburgh is my home, Pittsburgh is the home of all our people, Pittsburgh has been the home of this Company since 1869. There have been six CEOs and five Chairmen in 144 years of this Company, it's a record I don't think any other company in America can match.

And those were all very important considerations for the Board as well as the treatment of employees and as well as just the fact that our talent and capabilities lie here. So I think when you combined all that together the Board concluded that it was such a compelling proposition that they simply had no choice but to recommend it to shareholders. And I think the Board does so enthusiastically and with a very good feeling about the future of the Heinz Company.

Harold Hayes - KDKA-TV - Media

Harold Hayes, KDKA-TV. It's probably a similar question. Given the offer that was made what would have been the disadvantages to operate as you had as a public company?

Bill Johnson - H.J. Heinz Company - Chairman, President & CEO

Well, I think in a private setting there are things we can do in terms of more rapid decision-making. We don't have to worry about quarterly earnings and quarterly communications with investors in the market which takes a fair amount of management time and is usually distracting.

And I think so our view was, particularly being partnered with 3G who brings a similar mindset and Berkshire Hathaway, that the opportunity was to really be able to build this brand even more globally than it is today, to give our employees opportunities they maybe couldn't get in a public setting. And I think fundamentally this Company is returning to its roots.

I mean it's interesting, most of the people in this room are obviously too young to remember that; fortunately me too. But this Company was a private company for 80 years and then it became a public company, now it is returning to the roots that H.J. built this Company around and that eventually one of the members of the generational changes decided to take public.

So I don't think from a Pittsburgh community standpoint there is going to be anything that you will notice differently about the Company. And I think the employees are both enthusiastic and frankly there is a little angst about what this means for them. But I can tell you the response we got today from the employees was terrific.

I mean, at the end of the presentation the employees applauded, cheered, they understand we are going to be very open with them. And I think it is just generally a better environment for us to deliver on our growth plans.

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Drew Singer - Thomson Reuters - Media

Drew Singer, Thomson Reuters. Speaking of the community, how will this transaction impact the relationship between Heinz and the Heinz foundation? Will it see any kind of windfall from this? Will it see an increase or a decrease in funding over time?

Bill Johnson - H.J. Heinz Company - Chairman, President & CEO

Well, I think there are a number of Heinz foundations. We have become a foundation which we'll continue to fund in the normal manner that we have been funding it. And that is involved in a number of charitable activities including our micronutrient program which is a global program to feed children who are suffering from anemia or have vitamin A deficiencies and that will continue to operate as it has.

The other foundations you will have to ask them. It is really related to the family foundations; we have no idea how many shares they own of Heinz stock or what their positions are because they are not at a level that requires public disclosure. So again, I don't want to speak for them, I will just speak for our own foundation.

Malia Spencer - Pittsburgh Business Times - Media

Malia Spencer, Pittsburg Business Times. So does the management leadership stay on and for how long? And what are your future plans, Bill?

Bill Johnson - H.J. Heinz Company - Chairman, President & CEO

That has not been determined. As part of this kind of transaction management and the other side are predominately focused almost -- not predominately, entirely focused on getting the best deal for shareholders and employees.

There has been no discussion about the future of management, there has not been a discussion about my tenure and what happens going forward. There has been no discussion about any other members of management, nor will there be for a while. The contract has now been signed and those discussions will probably take place over the next several months.

Clearly I have been in this job for 15 years, I am the longest tenured CEO in the food business, certainly in America and probably globally. I am way too young to retire; my wife, who is in the back of the room, said you are not sitting at home in having lunch with me. So I hope to continue to do something, if it is not here I hope it is somewhere else.

But I can tell you I don't play golf, don't play tennis, I jog. And believe me, I am not good enough to jog for 14 hours a day and I am used to working 14 hours a day. So something is going to happen. But in terms of our relationship, we have not had any discussions about the management team.

Alex Behring - 3G Capital - Managing Partner

Very excited to have those discussions at the right time -- we are precluded from having those discussions for the same reasons, Bill just alluded to.

Keith James - KDKA Radio - Media

Mr. Behring, Keith James with KDKA Radio. For you, why this type of transaction as opposed to just buying a whole bunch of stock?

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Alex Behring - 3G Capital - Managing Partner

You know, Keith, we like to be involved in these companies long-term. I think that this -- as Bill alluded to, we like a private scenario, we think the private scenario does allow us very speedy decision making. It does allow you to focus on what is right medium-term, what is right long-term and not necessarily what is right every quarter. So we were attracted by that. And I think that that format suited very well our partners at Berkshire Hathaway as well.

Unidentified Participant

That's it. (Inaudible) for coming, I appreciate your time.

Alex Behring - 3G Capital - Managing Partner

Thank you.

Bill Johnson - H.J. Heinz Company - Chairman, President & CEO

Thank you.

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Cautionary Statement Regarding Forward-Looking Statements

This communication and the Company’s other public pronouncements contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include the Company’s expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond the Company’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

•      the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement,

•      the failure to receive, on a timely basis or otherwise, the required approvals by the Company’s shareholders and government or regulatory agencies,

•      the risk that a closing condition to the proposed merger may not be satisfied,

•      the failure to obtain the necessary financing in connection with the proposed merger,

•      the ability of the Company to retain and hire key personnel and maintain relationship with customers, suppliers and other business partners pending the consummation of the proposed merger, and

•      other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 29, 2012 and reports on Forms 10-Q thereafter.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger between the Company and a subsidiary of Hawk Acquisition Holding Corporation.  In connection with the proposed merger, the Company will file a preliminary proxy statement and a definitive proxy statement with the United States Securities and Exchange Commission (“SEC”).  The information contained in the preliminary filing will not be complete and may be changed.  BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  The definitive proxy statement will be mailed to the shareholders of the Company seeking their approval of the proposed merger.  The Company’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: H.J. Heinz Company, P.O. Box 57, Pittsburgh, Pennsylvania 15230, Attention: Corporate Affairs Department.  In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger.  Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement for its 2012 annual meeting of shareholders, which was filed with the SEC on August 28, 2012.  These documents are available free of charge at the SEC’s website at www.sec.gov, and by mail at: H.J. Heinz Company, P.O. Box 57, Pittsburgh, Pennsylvania 15230, Attention: Corporate Affairs Department.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s shareholders in connection with the proposed merger will be set forth in the preliminary proxy statement when it is filed with the SEC.